News Release

Tutor Perini Announces Closing of

$200 Million in 2.875% Convertible Senior Notes

LOS ANGELES – (BUSINESS WIRE) – June 15, 2016 – Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today announced the closing of its previously announced offering of $200 million in aggregate principal amount of 2.875% Convertible Senior Notes due 2021 (the “convertible notes”), including the full exercise of the initial purchasers’ option to purchase up to an additional $25 million in aggregate principal amount of convertible notes.

The convertible notes will bear cash interest at a rate of 2.875% per annum, payable semi-annually on June 15 and December 15, beginning on December 15, 2016. The convertible notes may be redeemed by the Company under certain circumstances on or after June 15, 2019. The convertible notes will mature on June 15, 2021, unless earlier repurchased, redeemed or converted. The offering and sale of the convertible notes closed on June 15, 2016.

The Company intends to use the proceeds from this offering to repay $125 million of the borrowings outstanding under its term loan, with the remainder of the net proceeds to be used to repay borrowings outstanding under its revolving credit facility, to pay fees and expenses related to the offering and for general corporate purposes.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments, as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

Note Regarding Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s intentions, expectations or beliefs regarding the convertible notes offering. The Company’s current expectations and beliefs are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance, however, that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

Contact:

Tutor Perini Corporation

Jorge Casado, 818-362-8391

Vice President, Investor Relations & Corporate Communications

www.tutorperini.com